LivaNova

Health innovation that matters

April 19, 2023

William Kozy
2036 7th Street South,
Naples, FL 34102

Dear Bill,

We are pleased to offer you employment with LivaNova USA Inc. (the "Company"), a wholly owned subsidiary of LivaNova PLC ("LivaNova"), as Interim Chief Executive Officer, effective on April 14, 2023 (the "Start Date"), on the terms and conditions set forth in this letter. In this role, you will report to the Board of Directors of LivaNova (the "Board") and serve as a member of the Executive Leadership Team of LivaNova. During the period of your employment as Interim Chief Executive Officer hereunder, it is expected that you will continue to serve as Chair of the Board; however, during such period, you are deemed to waive any entitlement to director fees and to the equity award that you would otherwise have received in your capacity as a non-executive director and Chair of the Board. Instead, you will be entitled solely to the compensation set forth herein in respect of your employment as Interim Chief Executive Officer.

Term: The term of your employment as Interim Chief Executive Officer hereunder commenced on the Start Date and will continue until the earlier of (i) the commencement of employment of a successor Chief Executive Officer and (ii) the six-month anniversary of the Start Date; provided, that, if determined by the Board in its sole discretion, the term of your employment hereunder shall instead continue until the 12-month anniversary of the Start Date or such earlier date as determined by the Board. Either you or the Company may terminate your employment hereunder for any reason or no reason at any time upon 1 month's prior written notice. The termination of your employment hereof, whether at the end of the term or as a result of the serving of notice, will not affect your appointment as a director of LivaNova or your position as Chair of the Board.

Place of Employment: Your employment will be a remote US-based position; however, during your employment as Interim Chief Executive Officer, you will be required to travel from time to time for business reasons, including to LivaNova's offices across the United States, internationally and more specifically to the United Kingdom.

Base Salary: You will receive an annual base salary of $975,000 ("Base Salary"), payable by the Company bi-weekly in accordance with its normal payroll practices.

Annual Incentive Compensation: You will be eligible to participate in the Company's annual Short Term Incentive Compensation Plan or any successor or replacement program, with each year's annual bonus having a target of 110% of your Base Salary, calculated and payable in accordance with the Company's normal practices, but pro-rated and payable based on the number of days you are employed during 2023 or 2024 – each time payable in April of the year following

the performance year, as applicable, and based on the Company's actual full year performance during 2023 or 2024, as applicable, relative to the established metrics.

Employee Benefits: You are eligible for, and have been offered, the same benefits as all other US employees of the Company upon meeting eligibility requirements as provided for in any benefit plan documents, including participating in the Company's 401(k) plan, and any benefits provided to other executives commensurate with your job level. However, we understand that you have chosen to decline such benefits. Notwithstanding such waiver, the Company will provide you with tax advice and immigration support with respect to your business travel to the United Kingdom. The Company reserves the right to change or terminate any aspect of our benefit offerings at any time.

One-Time Equity Award Grant: On June 15, 2023, you will be granted a one-time award of Time-Based Restricted Stock Units under the Company's Long-Term Incentive Plan with a grant-date value of $500,000, vesting on the six-month anniversary of the Start Date. If the term of your employment as Interim Chief Executive Officer hereunder continues following the six-month anniversary of the Start Date, you will be eligible to receive an additional equity award if determined by the Compensation Committee or the Board in its sole discretion.

Withholding: Your Base Salary, annual incentive compensation, equity grant and any employee benefits will be subject to applicable income taxes and social security contributions, which will be withheld or deducted where required by law. This may include taxes and social security contributions arising in countries outside of the US (including in the United Kingdom) in circumstances where duties which are more than incidental are performed there.

Stock Ownership Policy: LivaNova's stock ownership policy requires you to maintain ownership of LivaNova equity with a market value equal to five times your Base Salary.

At Will Employment: Your employment is "at will" and may be terminated with or without cause, and with or without notice, at any time by the Company or by you. Providing notice does not create an express or implied contract for continued employment or employment for a fixed period. This letter is not intended to alter the employment-at-will relationship between you and the Company in any way. It does, however, supersede any other written or verbal representation made by a representative of the Company or LivaNova relative to your employment with the Company.

Representations: You have not entered into any agreements, understandings or arrangements with any person or entity that you would breach as a result of, or that would in any way preclude or prohibit you from accepting this offer of employment, being employed with the Company, or performing any of the duties and responsibilities provided for in this letter. You do not possess any confidential, proprietary business information belonging to any former employer and you will not use any confidential, proprietary business information belonging to any former employer in connection with your employment with the Company.

Conditions: This employment offer is conditional upon your execution of the Company's "Confidentiality Agreement" and "Inventions, Confidentiality and Non-Compete Agreement" on the Start Date.

LivaNova
Health innovation that matters

Entire Agreement: This letter constitutes the entire agreement between you and the Company relating to the subject matter hereof and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This letter may be amended or modified only by a written agreement, signed by you and the Company. No oral waiver, amendment or modification will be effective. For the avoidance of doubt, your appointment as a director of LivaNova and your role as Chair of the Board continue to be governed by your letter of appointment dated 13, June 2022, the articles of association of LivaNova and applicable company law, which shall continue in full force and effect save as amended by the waiver of fees [and equity award] described herein.

Governing Law: This letter will be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the conflict of law principles thereof.

LivaNova

Health innovation that matters

If the terms and conditions of this offer of employment are acceptable to you, please sign below and return this letter to me.

LivaNova USA Inc.	LivaNova PLC
[signature]	[signature]
Matt Dodds	Trui Hebbelinck
SVP Corporate Development and IT	CHRO

Acceptance of Offer:
I have read and understood, and I accept all the terms of the offer of employment as set forth in the foregoing letter.

[signature]

William Kozy

Date: 4/20/23